EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We consent to the use in this Current Report on Form 8-K of our report dated January 31, 1997 relating to the consolidated balance sheet of LSS - Lone Star - Houston, Inc. and Subsidiary as of December 31, 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for the year then ended.

Simonton, Kutac & Barnidge, L.L.P.

Houston, Texas
April 18, 1997